Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB ANNOUNCES FOURTH QUARTER AND

FULL YEAR RESULTS

February 28, 2006, Natick, MA - - - BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the fourth quarter of 2005 of $51.6 million, or $.76 per diluted share, compared to net income of $47.0 million, or $.67 per diluted share for the fourth quarter of 2004, an increase in EPS of 13.4%. Results for the fourth quarter of 2005 included $.01 per diluted share of expense to increase the Company’s reserve for credit card claims. Results for the fourth quarter of 2004 included $.06 per diluted share of expense related to corrections in lease accounting. Adjusting for these expense items, adjusted net income would have been $.77 for the fourth quarter of 2005 compared to $.73 for the fourth quarter of 2004, an increase in EPS of 5.5%.

For the full year ended January 28, 2006, net income was $128.5 million or $1.87 per diluted share. These results included, on a per diluted share basis, income of $.07 and expense of $.03 for unusual items as described in the table below. For the full year ended January 29, 2005, net income was $114.4 million or $1.63 per diluted share. These amounts included, on a per diluted share basis, income of $.11 and expense of $.15 for unusual items as described in the table below. All together, these items net out to $.04 of income in 2005 and $.04 of expense in 2004. Adjusting for the unusual income and expense items in both years, adjusted net income per diluted share on a non-GAAP basis would have been $1.83 in 2005 and $1.67 in 2004, an increase of approximately 10%. A full reconciliation of unusual income and expense items for 2005 and 2004 is presented below.

	2005		2004
(Dollars in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income	$128.5	$1.87	$114.4	$1.63
Post tax adjustments:
VISA/MC Settlement	(1.9)	(.03)	—	—
House2Home adjustments	(3.1)	(.04)	(6.1)	(.09)
Closed store lease obligations	—	—	1.7	.02
Credit card provision	2.4	.03	4.2	.06
Recovery of health insurance overcharges	—	—	(1.4)	(.02)
Corrections associated with lease accounting	—	—	4.3	.06

Adjusted net income	$126.0	$1.83	$117.1	$1.67

(These amounts may not add down due to rounding)

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BJ’s Wholesale Club

February 28, 2006

Total sales for the fourth quarter of 2005 rose by 5.0% to $2.1 billion and comparable club sales increased by 1.7%, including a contribution from gasoline sales of 1.0%. For the full year ended January 28, 2006, sales increased by 7.8% to $7.8 billion and comparable club sales increased by 3.6%, including a contribution from sales of gasoline of 1.3%.

During the fourth quarter, the Company purchased approximately 291,000 shares of BJ’s common stock at an average cost of $27.52 per share, or approximately $8.0 million. For the full year, the Company purchased approximately 2.5 million shares at an average cost of $28.88 per share, or approximately $73 million, leaving approximately $72 million remaining under the current authorization.

Conference Call Information for Fourth Quarter and Year-End Financial Results

At 8:30 a.m. Eastern Time, on Tuesday, February 28, 2006, BJ’s management plans to hold a conference call to discuss the fourth quarter and fiscal year financial results and the outlook for the year ending January 2007. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. As of January 28, 2006, the end of fiscal 2005, the Company operated 163 BJ’s clubs and two ProFoods Restaurant Supply Clubs. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted net income. Management uses this non-GAAP measure internally in reviewing the Company’s performance and believes that the presentation of adjusted net income aids investors’ understanding of historical and expected financial results and in the comparability of financial information from period to period. Specifically, management believes that the income received from settlement of the VISA/MasterCard class action matter and the health insurance overcharge matter relate to claims outside the ordinary course of the Company’s business and that such income will not recur, that the adjustments relating to House2Home result from particular arrangements put in place as part of the Company’s 1997 spin-off and are not indicative of the Company’s ongoing operations, that the closed store lease obligations

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relate to the implementation of strategic initiatives in 2002 that were not in the ordinary course of business, and that the credit card provisions and corrections in lease accounting relate to specific events that are not reasonably likely to recur. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets and competitive conditions. These factors are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005 and subsequent quarterly reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Net sales	$2,111,386	$2,011,078	$7,783,949	$7,220,239
Membership fees and other	42,132	40,643	165,985	155,062

Total revenues	2,153,518	2,051,721	7,949,934	7,375,301

Cost of sales, including buying and occupancy costs	1,902,225	1,808,056	7,123,693	6,617,495
Selling, general and administrative expenses	162,338	156,778	610,831	556,234
Provision for credit card claims	1,000	—	4,000	7,000
Preopening expenses	4,095	10,370	7,523	15,331

Operating income	83,860	76,517	203,887	179,241
Interest income, net	1,220	568	2,742	803
Gain on contingent lease obligations	110	—	4,494	9,424

Income from continuing operations before income taxes	85,190	77,085	211,123	189,468
Provision for income taxes	33,473	29,958	82,281	72,884

Income from continuing operations	51,717	47,127	128,842	116,584
Loss from discontinued operations, net of income tax benefit	(75)	(82)	(309)	(2,183)

Net income	$51,642	$47,045	$128,533	$114,401

Basic earnings per common share:
Income from continuing operations	$0.77	$0.68	$1.89	$1.68
Loss from discontinued operations	—	—	—	(0.04)

Net income	$0.77	$0.68	$1.89	$1.64

Diluted earnings per common share:
Income from continuing operations	$0.76	$0.67	$1.87	$1.66
Loss from discontinued operations	—	—	—	(0.03)

Net income	$0.76	$0.67	$1.87	$1.63

Number of common shares for earnings per share computations:
Basic	67,344,573	69,431,764	68,005,849	69,580,978
Diluted	68,007,330	70,205,514	68,755,471	70,131,653
Clubs in operation - end of period	165	157

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	January 28, 2006	January 29, 2005
ASSETS
Current assets:
Cash and cash equivalents	$162,164	$125,558
Marketable securities	—	24,800
Accounts receivable	101,435	87,292
Merchandise inventories	813,270	759,742
Current deferred income taxes	24,805	25,665
Prepaid expenses	18,195	19,922

Total current assets	1,119,869	1,042,979
Property, net of depreciation	847,425	825,885
Other assets	22,555	22,650

TOTAL ASSETS	$1,989,849	$1,891,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$460	$429
Accounts payable	556,968	533,345
Closed store lease obligations	795	7,121
Accrued expenses and other current liabilities	304,143	293,232

Total current liabilities	862,366	834,127
Long-term debt, less portion due within one year	2,737	3,196
Noncurrent closed store lease obligations	8,159	8,870
Other noncurrent liabilities	75,976	73,756
Deferred income taxes	24,632	32,398
Stockholders’ equity	1,015,979	939,167

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,989,849	$1,891,514

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fifty-Two Weeks Ended
	January 28, 2006	January 29, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$128,533	$114,401
Provision for credit card claims	4,000	7,000
Gain on contingent lease obligations	(110)	(2,458)
Provision for store closing costs and impairment losses	527	6,025
Provision for lease accounting corrections	—	7,234
Depreciation and amortization	103,807	98,900
Deferred income taxes	(6,906)	(8,109)
Increase in merchandise inventories, net of accounts payable	(22,941)	(12,362)
Decrease in closed store lease obligations	(7,441)	(7,100)
Other	(41)	45,359

Net cash provided by operating activities	199,428	248,890

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(123,129)	(133,263)
Property disposals	53	544
Purchase of marketable securities	(95,825)	(941,250)
Sale of marketable securities	120,625	916,450

Net cash used in investing activities	(98,276)	(157,519)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt, net	—	—
Purchase of treasury stock	(73,234)	(45,318)
Proceeds from issuance of common stock	16,105	12,871
Changes in book overdrafts	(6,964)	(11,661)
Repayment of long-term debt	(428)	(400)
Dividends paid	(25)	(25)

Net cash used in financing activities	(64,546)	(44,533)

Net increase in cash and cash equivalents	$36,606	$46,838

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In connection with a settlement reached in the VISA/MasterCard antitrust class action litigation, the Company is entitled to a portion of the settlement fund that will be distributed to class members. Pursuant to information contained in the settlement offer, the Company recorded an estimated pretax recovery of $3.1 million ($1.9 million post-tax, or $.03 per diluted share). This income was recorded as a credit to selling, general and administrative expenses in this year’s third quarter.

2.	During this fiscal year, the Company recorded pretax charges of $4.0 million ($2.4 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses. Of this total, pretax charges of $1.0 million ($0.6 million post-tax, or $.01 per diluted share) were recorded in the fourth quarter.

Last year, the Company recorded pretax charges of $7.0 million ($4.2 million post-tax, or $.06 per diluted share) in connection with this matter. These charges were recorded in the first nine months of last year.

3.	During this year, the Company received pretax recoveries of House2Home bankruptcy claims totaling $4.4 million. The Company also recorded pretax income of $0.1 million in the fourth quarter to reduce its reserve for contingent lease obligations. On a post-tax basis, these gains were $3.1 million, or $.04 per diluted share.

Last year, the Company received pretax recoveries of House2Home bankruptcy claims totaling $7.0 million and recorded a pretax credit of $2.7 million to reduce its reserve for House2Home contingent lease obligations. These House2Home gains totaled $6.1 million on a post-tax basis, or $.09 per diluted share.

4.	Last year, the Company recorded a pretax charge of $2.9 million ($1.7 million post-tax, or $.02 per diluted share) to increase its reserve for BJ's closed club obligations.

5.	During last year, the Company received a settlement of medical claims overcharges from a former plan administrator of $2.3 million ($1.4 million post-tax, or $.02 per diluted share).

6.	In last year’s fourth quarter, the Company recorded pretax charges of $7.2 million ($4.3 million post-tax, or $.06 per diluted share) related to corrections in lease accounting.